Exhibit 10.1

[SILICON VALLEY BANK LETTERHEAD]

March 11, 2005

Mr. Thomas L. Cronan

Redback Networks Inc.

300 Holger Way

San Jose, CA 95134

Re: Amended and Restated Loan and Security Agreement entered into on June 15, 2004 between Silicon Valley Bank ("Bank") and Redback Networks Inc. ("Borrower"), amending and restating that certain Loan and Security Agreement dated as of March 10, 2004 (the "Original Agreement") between Bank and Borrower (as further amended to date, the "Loan Agreement")

Dear Mr. Cronan:

As we discussed, Bank and Borrower desire to amend the Loan Agreement to clarify and correct the intentions and understandings of the parties as of the effective date of the Original Agreement with respect to certain terms and conditions thereof relating to Sublimits made available to Borrower under the Loan Agreement. On the terms and conditions set forth in this letter of amendment (this "Amendment"), Bank is willing to amend the Loan Agreement, effective as of the date of the Original Agreement.

1. Section 1 ("Credit Limit") of the Schedule to the Loan Agreement is amended by adding the following to the end of such Section:

"Notwithstanding anything to the contrary in this Section 1, the requirements with respect to the availability of the Cash Management Services Sublimit, the Foreign Exchange Contract Sublimit, the Letter of Credit Sublimit and the Overadvance Sublimit that the Borrower maintain with Bank unrestricted cash balances shall not be applicable unless the First Reset Conditions are in effect. Borrower has no availability under such Sublimits at any time the Second Reset conditions are in effect."

2. Section 1 ("Credit Limit") of the Schedule to the Loan Agreement is further amended by adding the following to the end of the portion thereof titled "Permitted Overadvances":

"Notwithstanding anything in this section to the contrary, if a Permitted Overadvance or Increased Permitted Overadvance is outstanding, Bank may demand that Borrower either (a) pay the amount of the Overadvance to Bank, or (b) permit Bank to restrict the use by Borrower of cash or securities on deposit with Bank in an amount equal to the Overadvance, which cash or securities shall be held as Collateral for all purposes of this Agreement, and Borrower shall take such action upon demand of Bank."

When duly executed by both Bank and Borrower, this Amendment shall be effective as of March 10, 2004. This Amendment is limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment.

THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

Silicon Valley Bank

By:
Printed Name:
Title:

ACKNOWLEDGED AND AGREED:

Redback Networks Inc., a Delaware corporation

By:
Printed Name:
Title: